Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of January 31, 2006 effective as of the 1st day of January, 2006 (the "Effective Date"), by and between All American Semiconductor, Inc., a Delaware corporation (the "Company"), and John Jablansky ("Employee").

         WHEREAS, the Company is engaged in the distribution of electronic components and its principal office is located at 16115 N.W. 52nd Avenue, Miami, Florida 33014;

         WHEREAS, Employee has experience and expertise that is useful to the Company; and

         WHEREAS, the Company desires to continue the employment of Employee on the terms and conditions set forth herein and Employee desires to continue to work for the Company on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the promises hereinafter contained, the sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

         1. TERM OF EMPLOYMENT. Subject to the terms and conditions of this Agreement concerning earlier termination, the initial term of this employment shall commence as of the Effective Date and continue until December 31, 2006. The term of this Agreement shall automatically renew on December 31 of each year for an additional one (1) year term unless the Company or Employee notifies in writing the other of its or his intention not to renew this Agreement no later than sixty (60) days prior to the expiration of the then-current term.

         2. DUTIES. Employee accepts employment with the Company to serve as Senior Vice President of Operations and Asset Management of the Company and agrees to perform such services as are generally commensurate with his office and otherwise from time to time assigned or delegated to him by the Chairman of the Board, Chief Executive Officer or President of the Company. Employee shall report to the Chief Executive Officer of the Company or such other person designated by him from time to time. Employee shall work full-time for the Company. The Company may not require Employee to perform duties which are not generally commensurate with such office or which materially differ from Employee's duties as they presently exist. Any such attempt by the Company shall constitute a total breach of this Agreement, whereupon Employee shall be entitled to terminate his employment hereunder and to treat such termination as a termination of employment by the Company pursuant to Section 5(c) of this Agreement.
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         3.       COMPENSATION. Employee shall be entitled to the following, all of which shall be deemed compensation, as that term is used in this Agreement (provided, however, that the use of the term "compensation" in this Agreement is not intended to have any effect whatever with respect to determining Employee's taxable income):

                  (a) The Company agrees to pay to Employee, as base salary, for the 2006 calendar year, a gross annual salary at a rate equal to $200,000 per annum. For each calendar year during the term of this Agreement after 2006, Employee's gross annual salary shall be increased by the greater of
(A) 5% of the prior year's gross annual salary and (B) the amount of the percentage increase in the Consumer Price Index for the most currently available twelve (12) month period over the preceding twelve (12) month period multiplied by the prior year's gross annual salary. The base salary shall be payable on the same basis (including appropriate payroll withholding) as the Company, from time to time, generally pays its employees. Consumer Price Index as used herein shall mean the Consumer Price Index shown on the U.S. City Average for all urban consumers, unadjusted, all items, as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event that the Consumer Price Index referred to herein ceases to incorporate a significant number of the items as currently set forth therein, or if a substantial change is made in the method of establishing said Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure that would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index (or successor or substitute index) is not available, then the Company may use another governmental or nonpartisan publication evaluating the information theretofore used in determining the Consumer Price Index in lieu of said Consumer Price Index.

                  (b) Employee shall be entitled to participate in any and all employee benefit plans and programs offered by the Company from time to time to other employees, including, without limitation, medical insurance, dental insurance, pension and/or profit sharing plans, 401(k) plans, stock option plans and cafeteria plans. Additionally, Employee shall be entitled to four (4) weeks paid vacation per calendar year.

                  (c) The Company shall include Employee in the Company's Salary Continuation Plan on such terms and conditions as determined by the Company and permitted by such plan, and shall thereafter during the Term hereof continue to make payments, if any, and in such amounts as determined by the Company in its sole and absolute discretion in respect of Employee under such plan for as long as such plan is kept in effect generally.

         4. EXPENSES OF EMPLOYEE. The Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee in the course of and pursuant to the business of the Company, including reasonable expenses for travel and entertainment, consistent with Company policies and procedures as determined from time to time. The Employee shall account and submit reasonably supporting documentation to the Company in connection with any expense reimbursement hereunder in accordance with such Company policies.

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         5.       TERMINATION OF EMPLOYMENT.

                  (a) The Company may terminate this Agreement for Cause effective immediately upon a determination by the Company that Cause shall exist. In the event that this Agreement is terminated by the Company for Cause, the Company shall pay to Employee, within thirty (30) days following the date of such termination, the portion of the compensation provided in Sections 3(a), (b) and (c) accrued and unpaid through the date of such termination, if any, and Employee shall not be entitled to any other compensation, remuneration, sums or benefits provided for in this Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity. Notwithstanding the foregoing, a termination of this Agreement by the Employee in violation of this Agreement shall be deemed to constitute, per se, a termination by the Company for Cause.

                  (b) For purposes of this Agreement, the term "Cause" shall mean and include: (i) fraud; (ii) commission of a felony; (iii) habitual drunkenness or addiction to illegal drugs or any drunkenness or illegal substance abuse at the Company's premises; (iv) gross negligence in the performance of employment duties; (v) abandonment of or inability to perform employment duties; (vi) conduct on the part of Employee relating to the Company's business or Employee's employment duties which is not authorized, directed or approved by the Company which results in governmental action, investigation or sanctions being imposed on the Company or Employee; (vii) theft, conversion or misappropriation of the Company's property; or (viii) breach or violation in any material respect by Employee of this Agreement, any other written agreement between the Company and Employee governing Employee's conduct or employment whether now existing or hereafter created or any written Company policy or procedure then in effect, any of which in this subsection
(viii), if curable, is not cured by Employee within 10 days following his receipt of written notice thereof; provided, however, that, if Employee cures a breach within the permitted time period and the same breach reoccurs thereafter, then the Company shall not be required to give Employee an opportunity to cure (for the sake of clarity, the total number of opportunities to cure that the Company is required to give Employee with respect to the same breach shall not exceed one).

                  (c) The Company shall have the right to terminate Employee's employment with the Company at any time without Cause, provided that the Company pays to Employee, (i) within thirty (30) days following the date of such termination, the portion of the compensation provided in Sections 3(a), (b) and (c) accrued and unpaid through the date of such termination, if any, and
(ii) a severance amount equal to that portion of the then gross annual salary described in Section 3(a) that would of been paid over the number of weeks equal to the product of two (2) multiplied by the number of full calendar years of employment with the Company; provided, however, that such severance amount shall in no event be less than the portion of the gross annual salary described in
Section 3(a) that would of been paid over six (6) months of employment and shall be paid on the basis of regularly occurring payroll payments as if Employee were still employed by the Company; and further provided that the Company's obligations to make any such severance payments shall be expressly conditioned upon Employee first delivering a fully executed general release of all claims against the Company and Employee being and remaining in full compliance with Employee's covenants and agreements under this Agreement. All of the foregoing is subject to, if applicable, the relevant provisions of Section 5(f). Notwithstanding any of the foregoing to the contrary, such severance obligations

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shall be excused for the remainder of the severance period at such time, if any, if Employee accepts new employment providing for gross annual salary at least equal to the gross annual salary in effect hereunder at termination of employment, and, to the extent any such new employment is for a lower gross annual salary, from and after such time, for the remainder of such severance period, the Company's severance obligations shall be reduced by the amount of gross annual salary received by Employee under his new employment.

                  (d) In the event Employee becomes permanently incapable of performing the customary duties for which Employee is being employed due to a physical or mental infirmity or disability, the Company shall pay to employee, or Employee's legal guardian, (i) within thirty (30) days following the Disability Date (as hereinafter defined), the portion of the compensation provided in Sections 3(a), (b) and (c) accrued and unpaid through the Disability Date, if any, and (ii) a severance amount equal to that portion of the then gross annual salary described in Section 3(a) that would of been paid over the number of weeks equal to the product of two (2) multiplied by the number of full calendar years of employment with the Company; provided, however, that such severance amount shall in no event be less than the portion of the gross annual salary described in Section 3(a) that would have been paid over six (6) months of employment and shall be paid on the basis of regularly occurring payroll payments as if Employee were still employed by the Company; and further provided that the Company's obligation to make any such severance payments shall be expressly conditioned upon Employee first delivering a fully executed general release of all claims against the Company and Employee being and remaining in full compliance with Employee's covenants and agreements under this Agreement. For purposes of this Section 5(d), Employee's employment shall be deemed terminated on the Disability Date. Employee shall be entitled to no other or further compensation in respect of termination of employment pursuant to this
Section 5(d). The effective date of Employee's permanent infirmity or disability (the "Disability Date") shall be the 30th day following receipt by Employee from the Company of written notice stating the Company's determination that Employee has such infirmity or disability, provided that Employee has not disputed such determination in writing within such 30-day period, and, if Employee has so disputed such determination, the date by which two medical doctors or psychiatrists (as applicable) selected by the Company, but reasonably acceptable to Employee, have examined Employee and concluded (as set forth in a letter delivered to the Company) that he has a permanent infirmity or disability which renders him incapable of performing his customary duties.

                  (e) This Agreement shall terminate automatically upon the death of the Employee, in which case, the Company shall pay to the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death, the portion of the compensation provided in Sections 3(a), (b) and (c), accrued and unpaid through the date of death; and Employee (or such legal representative or any heirs) shall not be entitled to any other compensation, remuneration, sums or benefits provided for in this Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

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                  (f)      The following provisions shall apply in the event of
a Change in Control (as defined below).

                           (i)      In the event a Change in Control occurs at
any time while Employee is employed hereunder, and within the 60-day period prior to the date of the Change in Control or at any time on or during the two
(2) year period following the date of the Change in Control, (A) Employee's employment is or has been terminated by the Company without Cause pursuant to
Section 5(c), (B) the Company elects not to renew this Agreement or (C) (1) Employee is required to relocate to an office not located in Miami-Dade County, Broward County or Palm Beach County, Florida, without Employee's consent to such relocation and (2) as a result Employee resigns as an employee of the Company, then Employee shall receive after such termination, non-renewal or resignation an amount equal to the then gross annual salary described in Section 3(a) which would be due to Employee if employment under this Agreement continued until the later of (x) twelve (12) months after such termination, non-renewal or resignation or (y) twenty-four (24) months after the date of the Change in Control (the "Severance Period"), which amount shall be paid on the basis of regularly occurring payroll payments as if Employee were still employed by the Company; provided, however, that, if the Severance Period exceeds twelve (12) months, such obligation to pay gross annual salary after the first twelve (12) months of the Severance Period shall be excused during any period after the expiration of the first twelve (12) months of the Severance Period that Employee has new employment providing for a gross annual salary at least equal to the gross annual salary in effect hereunder at termination of employment, and, to the extent any such new employment is for a lower gross annual salary, the Company's obligation shall be reduced by the amount of the new gross annual salary; and further provided that the Company's obligations to make any such severance payments shall be expressly conditioned upon Employee first delivering a fully executed general release of all claims against the Company and Employee being and remaining in full compliance with Employee's covenants and agreements under this Agreement. For purposes of this Section, Section 5(c) and Section 6(b)(iv), Employee shall have an obligation to inform the Company regarding Employee's employment status following termination and during the Severance Period.

                           (ii)     For purposes of this Agreement, a Change in
Control shall be deemed to have occurred upon the acquisition, by sale or merger, in one or more transactions by any person or entity, of beneficial ownership of thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes hereof any Voting Securities acquired (by sale, merger, consolidation or in any other manner) from the Company by any person shall be excluded from the determination of such person's beneficial ownership of Voting Securities; provided, however, that, notwithstanding the foregoing, (x) a Change In Control shall not be deemed to occur solely because thirty-five percent (35%) or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (2) Bruce M. Goldberg and/or Paul Goldberg and/or any member of their respective immediate family and/or any person or entity directly or indirectly controlled, under common control with or controlled by any, same or all of them and (y) a Change In Control shall not be deemed to have occurred in any transaction described hereinabove if after said transaction Bruce M. Goldberg or Paul Goldberg remain as any one or more of the Chairman of the Board, Chief Executive Officer or President of the Company or the successor thereto.

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                           (iii)    In the event a Change in Control occurs at
any time while Employee is employed hereunder, and within the 60-day period prior to the date of the Change in Control or at any time on or during the two
(2) year period following the date of the Change in Control, Employee's employment is or has been terminated by the Company pursuant to Section 5(c) or the Company elects not to renew this Agreement, all options granted by the Company to Employee to acquire shares of capital stock of the Company shall automatically vest upon such termination or non-renewal, and all existing stock option agreements between the Company and Employee are hereby amended to provide for such automatic vesting.

         6.       COVENANT NOT TO COMPETE.

                  (a)      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                           (i)      Confidential Information. Employee
acknowledges that Employee has been informed by the Company of the Company's policy to maintain as secret and confidential all information relating to (A) the financial condition, businesses and interests of the Company and its Affiliates (as hereinafter defined), (B) the systems, know-how and records, reports, products, services, costs, asset values, customer lists, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed, maintained and/or used by the Company and its Affiliates and (C) the nature and terms of the Company's and its Affiliates' relationships with their respective customers, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to the Company and/or its Affiliates and, as a result of Employee's employment by the Company, Employee will be making use of, acquiring and/or adding to such Confidential Information. Therefore, Employee understands that it is reasonably necessary to protect the Company's and its Affiliates' goodwill and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than the Company or its Affiliates (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except specifically and only to the extent required in connection with the strict performance of Employee's duties with the Company, as otherwise required by law or to the extent that the information or materials become publicly known other than through the actions or inactions of such Employee. The term "Affiliate", as used in this Agreement with respect to the Company, shall mean and include any and all subsidiaries, parent or sister corporations, and any person or entity controlling, controlled by or under common control of the Company.

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                           (ii)     Company Materials. In accordance with the
foregoing, Employee furthermore agrees that (A) Employee will at no time retain or remove from the premises of the Company or its Affiliates any products, prototypes, drawings, notebooks, software programs or discs or similar containers of software, manuals, data, books, records, reports, lists, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with the Company and (B) upon the cessation or termination of Employee's employment with the Company for any reason, Employee shall forthwith deliver or cause to be delivered up to the Company any and all drawings, notebooks, software programs or discs or similar containers of software, manuals, data, books, records, reports, lists, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is otherwise the property of the Company or its Affiliates. The terms of this paragraph are in addition to, and not in lieu of, any common law, statutory or other contractual obligations that Employee may have relating to such Confidential Information.

                  (b)      NONSOLICITATION AND COVENANT-NOT-TO-COMPETE

                           (i)      Intangible Business Assets. Employee
acknowledges that:

                                    A.       The Company has made significant
investment in the development, maintenance and preservation of its Confidential Information and its trade secrets, marketing methodology, relationship with its various customers and vendors, both past, current and prospective, in the development and maintenance of its distributorship rights, in the hiring, training and development of its employees and in the development, maintenance and preservation of its goodwill, including that associated with its name, trade dress and various trade marks (collectively "Intangible Business Assets").

                                    B.       The Company has a legitimate
business interest in maintaining and protecting the value of these Intangible Business Assets and in preventing the unauthorized use or misappropriation of any one of the same.

                                    C.       The use of any of these Intangible
Business Assets other than in furtherance of the business interests of the Company would provide the unauthorized user with an unfair competitive advantage and would be detrimental to the Company.

                           (ii)     Products and Services. In view of (A) the
above acknowledgments by Employee, (B) the Confidential Information known to and to be obtained by or disclosed to Employee (including, without limitation, Employee's knowledge of, and familiarity and relationships with, the Company's other employees and the Company's customers and suppliers), (C) the Intangible Business Assets to be utilized by or for Employee, (D) the know-how acquired and to be acquired by Employee, and (E) the compensation paid and payable to Employee under and pursuant to this Agreement, and as a material inducement to the Company to enter into this Agreement and to employ or continue to employ Employee and to pay to Employee the compensation Employee will be receiving, Employee covenants and agrees that, for as long as Employee is employed by the Company and for the balance of the Non-Compete Period (as hereinafter defined), Employee shall not, directly or indirectly, become employed by, consult with,

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assist any person or entity in competing or be associated with in any capacity whatsoever (including, as greater than a 5% owner or shareholder, employee, officer, director, agent or independent contractor) any enterprise competitive with the business of the Company or its Affiliates located anywhere within the continental United States which provides any of the products sold, marketed, or distributed by the Company or its Affiliates, or provides services comparable to that provided by the Company or its Affiliates, to customers located in any county, city or town or comparable governmental unit in which the Company has provided goods or services to customers during the one (1) year period prior to Employee ceasing to be an employee of the Company (the "Geographical Territory"). Employee acknowledges that the business of the Company and its Affiliates is worldwide in scope, that one can effectively compete with such business in the Geographical Territory from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect the Company's legitimate business interests. For purposes of this Agreement, the "Non-Compete Period" shall mean the later to occur of: (x) the period of time commencing on the Effective Date and ending one hundred and eighty (180) days after the date Employee ceases voluntarily or involuntarily for any reason to be employed by the Company; (y) the date Employee ceases to receive any portion of the compensation set forth in Section 5 from the Company unless as a result of Employee's breach hereunder; and (z) the expiration of the balance of the then existing employment term under this Agreement as if no early termination of employment had occurred; provided, however, that this subsection (z) shall not apply if Employee is terminated without Cause pursuant to Section 5(c).

                           (iii)    Work Force, Customers and Suppliers. The
Company has made and will continue to make a significant investment in developing and training a competent work force and developing its supplier and customer base. Accordingly, Employee acknowledges that the scope of the abilities of, and compensation paid to, such employees, and the support and strategic value of its supplier base, are all valuable and Confidential Information and/or Intangible Business Assets. Further, Employee acknowledges that the Company's continued viability and success is in large part contingent upon maintaining a stable, trained and competent work force. During the course of his employment with the Company, and for a period of one (1) year thereafter, regardless of the reason for termination thereof, Employee will not directly or indirectly solicit, entice, encourage, or cause, any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates (as the case may be), nor will Employee, directly hire, or cause or assist another person or entity to hire, any such employee or any person who was an employee of the Company or any of its Affiliates within one year prior to Employee ceasing to be an employee of the Company. Furthermore, during the two
(2) year period after cessation of employment, Employee shall not (A) submit a quotation for, or offer to sell or sell, any product or service competitive with the Company or any of its Affiliates to any customer of the Company or any of its Affiliates or any person or entity who was a customer of the Company or any of its Affiliates within two (2) years prior to Employee ceasing to be an employee of the Company, or solicit the business of any customer of the Company or any of its Affiliates, or (B) obtain for resale from any major supplier of the Company or any of its Affiliates any products of the type that the Company or any of its Affiliates purchases, or has purchased within one-year prior to

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Employee ceasing to be an employee of the Company, for resale. A major supplier of the Company or its Affiliates is one whose products account for one-half (1/2%) percent or more of the sales of the Company and its Affiliates viewed as a group.

                           (iv)     Application. The foregoing restrictions
shall apply in all circumstances of termination of Employee's employment; provided, however, that (A) if Employee's employment is terminated pursuant to
Section 5(c) or Section 5(f) of this Agreement, such restrictions are conditioned upon the Company complying in all material respects with its severance obligations under and to the extent required by Section 5(c) or
Section 5(f), and (B) upon the expiration of the term of employment (including all extensions), such restrictions are conditioned upon the Company paying to Employee during the six (6) month period following such expiration the gross annual salary then in effect; provided, however, that the Company may, at any time after such expiration of the term of employment hereunder, in its sole discretion, cease paying any such gross annual salary to Employee in exchange for Employee being released from the restrictions set forth in Section 6(b)(ii) (but not Section 6(b)(iii) which shall continue to apply) effective as of the date of such cessation of salary payments. In addition, such obligation to pay gross annual salary for six (6) months shall, without affecting the validity of the restrictive covenants herein contained, be excused at such time, if any, as Employee accepts new employment providing for a gross annual salary at least equal to the gross annual salary in effect hereunder at termination of employment, and, to the extent any such new employment is for a lower gross annual salary, from and after such time, for the remainder of the six (6) month period, the Company's obligation shall be reduced by the amount of the new gross annual salary.

                  (c) THE COMPANY'S REMEDIES FOR BREACH. Employee covenants and agrees that, if Employee shall violate or breach any of Employee's covenants provided for in Sections 6(a) or (b) of this Agreement, the Company and/or its Affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee has realized and realizes as a result of, growing out of or in connection with any such violation or breach and the Company's obligation to make any severance payments to Employee under Section 5 of this Agreement shall automatically terminate. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 6(a) or (b) of this Agreement, the Company and/or its Affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, associates, affiliates, representatives, servants, employers or employees and/or by any other Third Parties. The Company shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such breach or violation or threatened breach or violation, whether or not suit is brought, and at both trial and at all appellate levels. It is understood that resort by the Company and/or its Affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the Company or its Affiliates may

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have with respect to such breach or violation. The Company's Affiliates may enforce these provisions directly in their own names and right.

                  (d)      REASONABLENESS OF RESTRICTIONS

                           (i)      Reasonableness. Employee acknowledges that
any breach or violation of Sections 6(a) or (b) of this Agreement will cause irreparable injury and damage and incalculable harm to the Company and its Affiliates and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 6(a), (b) and (c) of this Agreement and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical areas and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of the Company and its Affiliates.

                           (ii)     Severability. Employee understands and
intends that each provision and restriction agreed to by Employee in Sections 6(a), (b) and (c) of this Agreement shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 6(a), (b) and/or (c) of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical area and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period, geographical area and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period, geographical area and/or type of restriction which such court deems reasonable and enforceable.

         7. NOTICES. Whenever any notice, payment, or other communication is required to be given or delivered pursuant to this Agreement, such notice shall be given in writing, and shall be delivered in person or by certified mail, return receipt requested, and shall be sufficiently given if received, delivered personally or if mailed, addressed as follows: If to the Company, to All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014,
Attention: Chief Executive Officer; and if to Employee, to his residence with a copy to his office at the Company, or such other address as either party hereto may by written notice designate to the other party in accordance with this Section. Notices delivered personally or by courier shall be deemed given as of actual receipt; mailed notices shall be deemed given as of four (4) days after mailing.

         8. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Florida.

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         9.       LEGAL PROCEEDINGS. Any and all legal proceedings between the parties hereto arising from this Agreement shall be commenced only in Miami-Dade County, Florida. Both parties agree to jurisdiction and venue in the courts of Miami-Dade County, Florida.

         10. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys, fees, costs and necessary disbursements in addition to any other relief to which it or he may be entitled, before and at trial, whether or not trial on the merits occurs, and at all tribunal levels.

         11. SEVERABILITY. If any provision of this Agreement shall be held void, voidable, invalid, or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held void, voidable, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect with respect to all other circumstances.

         12. HEADINGS. Titles or headings of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

         13. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written understandings and agreements between the parties. The provisions of this Agreement may not be waived, modified or amended except by a writing signed by the party sought to be bound. Waiver by either of the parties of a breach by the other of the parties of any of the terms of this Agreement shall not be deemed a waiver of future non-compliance herewith. An attempted modification that fails to comply with this Section shall not operate as a waiver.

         14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument.

         15. SURVIVABILITY. No termination of Employee's employment or any purported termination or the expiration of this Agreement shall terminate any obligation of the Company or Employee which, by its terms, applies to a stated period following termination or expiration of this Agreement or termination of employment, as the case may be. Specifically, but without limiting the generality of the foregoing, no such expiration or termination shall relieve Employee of any of his obligations under Section 6, or shall relieve the Company of any of its obligations under Sections 3 and 5.

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

         16. SUCCESSION. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; provided, however, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. The Company shall have the right to assign its rights, including its rights under Section 6 of this Agreement, and delegate its duties under this Agreement.

         IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

                                        COMPANY:

                                        ALL AMERICAN SEMICONDUCTOR, INC., a
                                        Delaware corporation


                                        By: /s/ HOWARD L. FLANDERS
                                            ------------------------------------
                                            Howard L. Flanders
                                            Executive Vice President and
                                            Chief Financial Officer

                                        EMPLOYEE:

                                        /s/ JOHN JABLANSKY
                                        ----------------------------------------
                                        John Jablansky

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